Independent Accountants' Consent

The Plan Administrator
Linens ’n Things, Inc.
Linens ’n Things, Inc. 401(k) Plan:

We consent to incorporation by reference in the Registration Statements Number 333-71903 on Form S-8 of our report dated July 10, 2001 relating to the statements of net assets available for plan benefits of the Linens ’n Things, Inc. 401(k) Plan as of December 31, 2000 and 1999 and the related statements changes in net assets available for plan benefits and Supplemental Schedules for the years then ended, which report appears in the December 31, 2000 Annual Report of the Linens ’n Things, Inc. 401(k) Plan on Form 11-K.

KPMG LLP

New York, New York
July 13, 2001